Exhibit 15 under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K



                                   EXHIBIT E

                                     to the

                               Distribution Plan

                      FEDERATED TOTAL RETURN SERIES, INC.

                     FEDERATED TOTAL RETURN GOVERNMENT FUND
                          INSTITUTIONAL SERVICE SHARES

          This Distribution Plan is adopted by Federated Total Return Series, Inc. with respect to the Class of Shares of the portfolio of the Corporation set forth above.

          In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net assets value of the Institutional Service Shares of Federated Total Return Government Fund held during the month.

          Witness the due execution hereof this 1st day of December, 1996.



                                   Federated Total Return Series, Inc.
                                   By:/s/ Glen R. Johnson
                                      President